Exhibit 10.2
DOMINION RESOURCES, INC.
RESTRICTED STOCK AWARD AGREEMENT

PARTICIPANT «First_Name» «Last_Name»	DATE OF GRANT February 1, 2010	NUMBER OF RESTRICTED SHARES GRANTED «Restricted_Stock_Award_Granted»
PERSONNEL NUMBER «Personnel_»	VESTING DATE February 1, 2013	VESTING SCHEDULE Vesting Date Percentage February 1, 2013 100%

THIS AGREEMENT, effective as of the Date of Grant shown above, between Dominion Resources, Inc., a Virginia Corporation (the "Company") and the Participant named above is made pursuant and subject to the provisions of the Dominion Resources, Inc. 2005 Incentive Compensation Plan and any amendments thereto (the "Plan").  All terms used in this Agreement that are defined in the Plan have the same meaning given to such terms in the Plan.

1.
Award of Stock.  Pursuant to the Plan, the Number of Restricted Shares Granted   of Company Stock shown above (the “Restricted Stock”) were awarded to the Participant on the Date of Grant shown above, subject to the terms and conditions of the Plan, and subject further to the terms and conditions set forth in this Agreement.

2.	Vesting. Except as provided in Paragraphs 3, 4, 5 or 6, one hundred percent (100%) of the shares of Restricted Stock awarded under this Agreement will vest on the Vesting Date shown above.

3.
Forfeiture.  Except as provided in Paragraphs 4 or 5, the Participant will forfeit any and all rights in the Restricted Stock if the Participant’s employment with the Company or a Dominion Company terminates for any reason prior to the Vesting Date.

4.
Death, Disability, Retirement or Involuntary Termination without Cause.  If the Participant dies, becomes Disabled, or Retires (as such term is defined in Paragraph 7(e)) before the Vesting Date or if the Participant’s employment is involuntarily terminated by the Company or a Dominion Company without Cause (as defined in the Employment Continuity Agreement between the Participant and the Company) before the Vesting Date, the Participant will become vested in the number of shares of Restricted Stock awarded under this Agreement multiplied by a fraction, the numerator of which is the number of months from the Date of Grant to the first day of the month coinciding with or immediately following the date of the Participant’s termination of employment, and the denominator of which is the number of months from the Date of Grant to the Vesting Date.  If the Participant Retires, however, the Participant’s Restricted Stock will not vest if the Company’s Chief Executive Officer determines, in his sole discretion, that the Participant’s Retirement is detrimental to the Company.  The vesting will occur on the first day of the calendar month coinciding with or immediately following the date of the Participant’s termination of employment due to death, Disability, Retirement, or termination by the Company without Cause.  Any shares of Restricted Stock that do not vest in accordance with this Paragraph 4 will be forfeited.

5.	Change of Control. Upon a Change of Control prior to the Vesting Date, the Participant’s rights in the Restricted Stock will become vested as follows:

a.
A portion of the Restricted Stock will be immediately vested equal to the number of shares of Restricted Stock awarded under this Agreement multiplied by a fraction, the numerator of which is the number of months from the Date of Grant to the Change of Control date, and the denominator of which is the number of months from the Date of Grant to the Vesting Date.

b.
Unless previously forfeited, the remaining shares of Restricted Stock will become vested after a Change of Control at the earliest of the following events and in accordance with the terms described in subparagraphs (i) through (iii) below:

(i)	Vesting Date. All remaining shares of Restricted Stock will become vested on the Vesting Date.

(ii)
Death, Disability or Retirement.  If the Participant dies, becomes Disabled or Retires (as defined in Paragraph 7(e)), the Participant will become vested in the remaining shares of Restricted Stock multiplied by a fraction, the numerator of which is the number of  months from the Change of Control date to the first day of the calendar month coinciding with or immediately following the Participant’s termination of employment, and the denominator of which is the number of months from the Change of Control date to the Vesting Date. If the Participant Retires, however, the Participant’s Restricted Stock will not vest if the Company’s Chief Executive Officer, in his sole discretion, determines that the Participant’s Retirement is detrimental to the Company.  The vesting will occur on the first day of the calendar month coinciding with or immediately following the Participant’s termination of employment due to death, Disability, or Retirement. Any shares of the Restricted Stock that do not vest in accordance with the terms of this subparagraph (ii) will be forfeited.

(iii)
Involuntary Termination without Cause.  All remaining shares of Restricted Stock will become vested upon the Participant’s involuntary termination by the Company without Cause, including Constructive Termination, as such terms are defined by the Employment Continuity Agreement between the Participant and the Company.

6.
Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, if the Participant’s employment with the Company is terminated for Cause (as defined by the Employment Continuity Agreement between the Participant and the Company), the Participant will forfeit all Restricted Stock shares awarded pursuant to this Agreement.

7.	Terms and Conditions.

a.	Nontransferability. Except as provided in Paragraphs 4 and 5, the Restricted Stock shares are not transferable and are subject to a substantial risk of forfeiture until the Vesting Date.

b.
Stock Power.  As a condition of accepting this award, the Participant hereby assigns and transfers the shares of Restricted Stock granted pursuant to this Agreement to Dominion Resources, Inc., and hereby appoints Dominion Resources Services, Inc. as attorney to transfer such shares on its books.

c.	Custody of Shares. The Company will retain custody of the shares of Restricted Stock.

d.	Shareholder Rights. The Participant will have the right to receive dividends and will have the right to vote the shares of Restricted Stock awarded under Paragraph 1, both vested and unvested.

e.
Retirement.  For purposes of this Agreement, the term Retire or Retirement means a voluntary termination when the Participant is eligible for early or normal retirement benefits under the terms of the Dominion Pension Plan, or would be eligible if any crediting of deemed additional years of age or service applicable to the Participant under the Company’s Benefit Restoration Plan or New Benefit Restoration Plan was applied under the Pension Plan, as in effect at the time of the determination, unless the Company’s Chief Executive Officer determines, in his sole discretion, that the Participant’s retirement is detrimental to the Company.

f.	Delivery of Shares.

(i)
Share Delivery.  As soon as administratively feasible after the Vesting Date or after Restricted Shares have become vested due to the occurrence of an event described in Paragraph 4 or 5, the Company will deliver to the Participant (or in the event of the Participant’s death, the Participant’s Beneficiary) the appropriate number of shares of Company Stock.  The Company will also cancel the stock power covering such shares.  If the Participant has not designated a Beneficiary, the Participant’s spouse, if any, and if none the Participant’s estate shall be the Beneficiary.

(ii)
Withholding of Taxes.  No Company Stock will be delivered until the Participant (or the Participant’s Beneficiary) has paid to the Company the amount that must be withheld under federal, state and local income and employment tax laws (the "Applicable Withholding Taxes") or the Participant and the Company have made satisfactory arrangements for the payment of such taxes.  Unless the Participant makes an alternative election, the Company will retain the number of shares of Restricted Stock (valued at their Fair Market Value) required to satisfy the Applicable Withholding Taxes.  As an alternative to the Company retaining shares, the Participant or the Participant’s Beneficiary may elect to (i) deliver Mature Shares (valued at their Fair Market Value) or (ii) make a cash payment to satisfy Applicable Withholding Taxes.  Fair Market Value will be determined based on the closing price of Company Stock on the business day immediately preceding the date the Restricted Stock shares become vested.

g.	Fractional Shares. Fractional shares of Company Stock will not be issued.

h.
No Right to Continued Employment.  This Restricted Stock Award does not confer upon the Participant any right with respect to continuance of employment by the Company or a Dominion Company, nor shall it interfere in any way with the right of the Company or a Dominion Company to terminate the Participant's employment at any time.

i.
Change in Capital Structure.  The number and fair market value of shares of Restricted Stock awarded by this Agreement shall be automatically adjusted as provided in Section 15 of the Plan if the Company has a change in capital structure.

j.	Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia, other than its choice of law provisions.

k.
Conflicts.  In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern.  All references in this Agreement to the Plan shall mean the plan as in effect on the Date of Grant.

l.
Participant Bound by Plan.  By accepting this Agreement, Participant hereby acknowledges receipt of a copy of the Prospectus and Plan document accessible on the Company Intranet and agrees to be bound by all the terms and provisions thereof.

m.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and any successors of the Company.